Registration No. 333-117492
                                                Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 4
---------------------------
(TO PROSPECTUS DATED MAY 17, 2005)

                                  $172,500,000
                             Headwaters Incorporated


              2 7/8% Convertible Senior Subordinated Notes due 2016 and Shares of Common Stock Issuable upon Conversion of the Notes

                             ----------------------

This prospectus supplement relates to the resale by the holders of 2?% Convertible Senior Subordinated Notes due 2016 of Headwaters Incorporated and the shares of common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated May 17, 2005, which is to be delivered with this prospectus supplement.

The information in the table appearing under the heading "Selling
Securityholders" in the prospectus is supplemented and superseded in part by the information appearing in the table below:

                                 Principal Amount
                                     of Notes                                                Number of Shares     Percentage of
                                Beneficially Owned     Percentage of     Number of Shares    of Common Stock      Common Stock
                                    that may be            Notes         of Common Stock       that may be       Outstanding (%)
             Name                   Offered ($)       Outstanding (%)   Beneficially Owned     Offered (1)           (2) (4)
------------------------------- -------------------- ------------------ ------------------- ------------------- ------------------
LibertyView Funds LP (3)              400,000               *                 13,333              13,333                *
------------------------------- -------------------- ------------------ ------------------- ------------------- ------------------
LibertyView Special                   600,000               *                 20,000              20,000                *
  Opportunities Fund LP (3)
------------------------------- -------------------- ------------------ ------------------- ------------------- ------------------
*        Less than 1%.

         (1) Assumes conversion of all of the holder's notes at a conversion rate of 33.3333 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes - Conversion of Notes" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

         (2) Calculated based on Rule 13d-3(d)(i), using 41,357,243 shares of common stock outstanding as of April 29, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

         (3) The selling securityholder is an affiliate of a registered broker-dealer. Neuberger Berman Asset Management LLC, the General Partner of LibertyView Funds LP and LibertyView Special Opportunities Fund LP, is held by Neuberger Berman, Inc., which is held by Lehman Brothers Holdings, Inc., a registered broker-dealer.

         (4) Assumes that any other holders of notes, or their future transferees, pledgees or donees or their successors, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

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Investing in the notes or our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 3 of the prospectus.

                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

           The date of this prospectus supplement is November 17, 2005